UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

July 12, 2007

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, Zip Code)

(510) 668-7000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2007, Bahram Ghaderi, Vice President of Engineering and Product Development of Exar Corporation (the “Company”), resigned from such position with the Company effective immediately. In connection with his resignation, the Company entered into a separation agreement with Mr. Ghaderi (the “Separation Agreement”) on July 12, 2007, which will be effective as of July 20, 2007 (the “Effective Date”), provided Mr. Ghaderi does not revoke the Separation Agreement before that date.

The Separation Agreement provides that on the first business day following the Effective Date, the Company will pay Mr. Ghaderi a lump sum of $94,000, subject to any applicable withholding taxes, which is approximately twenty weeks of his most recent annual base salary. The Company will also pay COBRA benefits from July 13, 2007 to December 31, 2007 for medical, dental and vision coverage for Mr. Ghaderi and his eligible dependents. Among other things, the Separation Agreement also provides for a full and general release by Mr. Ghaderi in favor of the Company, and Mr. Ghaderi’s agreement to certain confidentiality, non-competition, non-solicitation, non-disclosure and non-disparagement obligations.

The foregoing summary of the material terms of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Separation Agreement between Exar Corporation and Bahram Ghaderi, dated as of July 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2007

EXAR CORPORATION

By:	/s/ Richard L. Leza, Sr.
Name:	Richard L. Leza. Sr.
Title:	Chairman of the Board and Chief Executive Officer and President (Interim)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement between Exar Corporation and Bahram Ghaderi, dated as of July 12, 2007.